Exhibit 99.1

Contact:	Robert Jaffe Robert Jaffe Co., LLC (424) 288-4098

LANNETT PURCHASES $24 MILLION OF TERM LOANS IN OPEN MARKET TRANSACTIONS

Philadelphia, PA — March 21, 2019 — Lannett Company, Inc. (NYSE: LCI) today announced that it completed the purchase of approximately $24.2 million principal amount of its Term Loans in open market transactions.  The purchases comprised approximately $8.0 million and $16.2 million of the Term A Loans and Term B Loans, respectively.

“Given our healthy cash position, purchasing the company’s Term Loans is an effective use of capital, reducing future cash interest payments, as well as future amounts due at maturity,” said Tim Crew, chief executive officer of Lannett.  “We continue to assess opportunities to further improve our capital structure.”

Crew noted, “In recent weeks, the price of both the company’s Term A Loans and Term B Loans have increased — we believe this is a strong market endorsement of our improved performance and outlook.”

About Lannett Company, Inc.:

Lannett Company, founded in 1942, develops, manufactures, packages, markets and distributes generic pharmaceutical products for a wide range of medical indications.  For more information, visit the company’s website at www.lannett.com.

This news release contains certain statements of a forward-looking nature relating to future events or future business performance.  Any such statements, including, but not limited to, continuing to assess opportunities to further improve the company’s capital structure, whether expressed or implied, are subject to risks and uncertainties which can cause actual results to differ materially from those currently anticipated due to a number of factors which include, but are not limited to, the difficulty in predicting the timing or outcome of FDA or other regulatory approvals or actions, the ability to successfully commercialize products upon approval, including acquired products, and Lannett’s estimated or anticipated future financial results, future inventory levels, future competition or pricing, future levels of operating expenses, product development efforts or performance, and other risk factors discussed in the company’s Form 10-K and other documents filed with the Securities and Exchange Commission from time to time.  These forward-looking statements represent the company’s judgment as of the date of this news release.  The company disclaims any intent or obligation to update these forward-looking statements.

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